Subsidiary List:

Esmor, Inc.
Esmor New Jersey, Inc.
CSC Management de Puerto Rico, Inc.
CSC UK, Ltd.
YSI Holdings, Inc.
YSI Real Property Partnership, LLP
YSI Investment LLC
YSI International Management LLC
Community Corrections, Inc.
FF & E, Inc.
Youth Services International, Inc.
Youth Services International of Iowa, Inc.
Youth Services International of Tennessee, Inc.
Youth Services International of Northern Iowa, Inc.
Youth Services International of South Dakota, Inc.
Youth Services International of Missouri, Inc.
Youth Services International of Central Iowa, Inc.
Youth Services International of Texas, Inc.
Youth Services International of Virginia, Inc.
Youth Services International of Delaware, Inc.
Youth Services International of Minnesota, Inc.
Youth Services International of Illinois, Inc.
Youth Services International of Michigan, Inc.